UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 14, 2014

Target Corporation

(Exact name of registrant as specified in its charter)

Minnesota	1-6049	41-0215170
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Nicollet Mall, Minneapolis, Minnesota 55403

(Address of principal executive offices, including zip code)

(612) 304-6073

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

This Form 8-K/A amends the Form 8-K filed on May 5, 2014, in which Target Corporation announced that Gregg W. Steinhafel had stepped down as President and Chief Executive Officer, and resigned as a Director, effective May 5, 2014.  On May 14, 2014, the Board approved the compensation-related aspects of Mr. Steinhafel’s departure and transition.

As disclosed previously, in connection with Mr. Steinhafel’s departure from Target, he is eligible to receive severance benefits under Target’s Income Continuance Policy (“ICP”).  In accordance with the ICP, as a condition to severance payment eligibility, Mr. Steinhafel must sign an agreement that includes a non-solicitation clause and a release of claims, and provides that severance payments may be recovered and that any outstanding equity awards held by him may be terminated if he becomes employed by specified competitors.

Mr. Steinhafel has agreed to remain employed by Target in an advisory capacity to assist with the transition through no later than August 23, 2014.  During this advisory period, he will continue to receive the same base salary and benefits that were in effect on the date he stepped down as President and CEO.  In addition, due to Mr. Steinhafel’s age and years of service with Target, under the pre-existing program he will remain eligible for a fiscal 2014 short-term incentive opportunity under Target’s Short-Term Incentive Plan based on Target’s actual financial performance, with the cash payout, if any, pro-rated based on his length of employment during the year. The Board determined that the amount of the short-term incentive payout opportunity for the portion of the payout, if any, attributable to the advisory period will be based on the same terms as in effect on the date he stepped down as President and CEO. After the advisory period ends, Mr. Steinhafel will begin receiving the severance benefits described above. All other compensation and benefits provided to Mr. Steinhafel are consistent with Target’s pre-existing compensation plans.

Also on May 14, 2014, the Board increased John J. Mulligan’s base salary from $700,000 to $1 million, and approved a one-time grant, effective May 22, 2014, of restricted stock units for Mr. Mulligan in the amount of $1 million that will vest in one-third increments on each anniversary of the grant date. The restricted stock units have the same general terms as the restricted stock units that have been granted to executive officers from time to time, except that the units will vest in full in the event that Mr. Mulligan’s employment is involuntarily terminated without cause.

In connection with the appointment of Mr. Mulligan to the additional capacities of Interim President and Chief Executive Officer, the Board increased his fiscal 2014 short-term incentive opportunity from 80% to 90% of his base salary. The increase in the short-term incentive opportunity will be pro-rated for the time period during which Mr. Mulligan serves in the additional capacities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGET CORPORATION

Date: May 19, 2014	/s/ Timothy R. Baer
Timothy R. Baer
Executive Vice President, General Counsel and Corporate Secretary